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                                  EXHIBIT 99.1

PRESS RELEASE - For Immediate Release

                          United Petroleum Corporation
                  Announces Voluntary Chapter 11 Reorganization

         Knoxville, Tennessee, January 14, 1999 - United Petroleum Corporation announced today that the Company has filed a voluntary petition for Chapter 11 relief in Delaware. The purpose of the filing is to attempt to accomplish a financial reorganization of the Company to enable the Company to move forward and remain a going concern.

         The petition seeks Chapter 11 relief only for United Petroleum Corporation and does not include either of the Company's two operating subsidiaries, Calibur Systems, Inc. or Jackson-United Petroleum Corporation. Management anticipates that Calibur and Jackson-United will continue to operate their respective businesses in the ordinary course and that the Chapter 11 case of the parent company will have no material effect on the operating subsidiaries. Importantly, none of the creditors, suppliers or vendors of the two operating subsidiaries will be affected by the reorganization of the parent company.

         Under Chapter 11, the Company will continue to operate its business in the ordinary course under the protection of the bankruptcy court while seeking to finalize a plan of reorganization to implement its anticipated restructuring. In that regard, the Company anticipates filing its plan within 10 days. The plan, which will reduce the Company's debt level and restructure the Company's balance sheet by converting a portion of its secured debt, all of its debentures and all of its preferred stock to common stock, has been preliminarily approved by the holders of all of the Company's secured debt, and a majority of the Company's debentures and preferred stock. The plan is subject to review and approval by the Company's creditors and stockholders as well as the bankruptcy court.

         Statements contained in this news release, if not historical, are forward looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties which could cause actual results to differ materially from the results described in the forward looking statements. Such risks and uncertainties include the Company's high level of debt and leverage, the effect on the Company's and its subsidiaries' vendors and customers of the Company's decision to voluntarily file for protection under Chapter 11 of the federal bankruptcy laws, the Company's dependence on key personnel, competition in the Company's markets, the effects of seasonality on the Company's business, and the structure and terms of the Company's plan of reorganization. A further discussion of factors that could affect the Company's business and results of operations is included in the Company's reports filed with the Securities and Exchange Commission.

                             For Further Information
             Contact Investor Relations - Doug Keene or Mike Thomas
                               Ph: (423) 688-6204